Exhibit 8.1

List of Principal Subsidiaries and Variable Interest Entity of China Index Holdings Limited

Subsidiaries	Place of Incorporation
China Index Academy Limited	Hong Kong
Wall Street Index Research Center LLC	New York
Chinaindex Academy Limited	British Virgin Islands
Best Aligned Limited	British Virgin Islands
China Indices Academy Limited	Hong Kong
Zhong Zhi Xun Bo (USA) Data Information Technology LLC	California
Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.	PRC
Beijing Zhong Zhi Xun Bo Data Information Technology Co., Ltd.	PRC
Xinjiang Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.	PRC
Xinjiang Zhong Zhi Data Information Technology Co., Ltd.	PRC
Xinjiang Zhong Zhi Shi Zheng Big Data Co., Ltd.	PRC
Tianjin Zhong Zhi Data Information Technology Co., Ltd.	PRC

Variable Interest Entities	Place of Incorporation
Beijing Zhong Zhi Hong Yuan Data Information Technology Co., Ltd.	PRC
Shouzheng Credit Rating Co., Ltd.	PRC
Beijing Zhong Zhi Information Technology Academy	PRC